Exhibit 10.2

CHAIRMAN EMERITUS AGREEMENT

This Chairman Emeritus Agreement (this “Agreement”) is entered into by and between Alimera Sciences, Inc., a Delaware corporation (the “Company”), and C. Daniel Myers (“Myers”), as of August 1, 2023.

RECITALS:

WHEREAS, the Company is engaged in the business of developing, marketing and selling ophthalmic pharmaceuticals in the United States and throughout the world;

WHEREAS, Myers has been a valued member of the board of directors (the “Board”) of the Company for twenty years, and currently serves as Chairman of the Board;

WHEREAS, Myers has submitted to the Board a notice of resignation as a member of the Board, with such resignation being conditioned upon and effective as of receipt of stockholder approval of the issuance of common stock upon conversion of the Company’s outstanding Series B Convertible Preferred Stock and exercise of warrants in excess of the limitations set forth in the Certificate of Designation of Series B Convertible Preferred Stock, as amended (such approval, the “Stockholder Approval”), and the Board has accepted such conditional resignation with great appreciation; and

WHEREAS, the Company and Myers desire that Myers serve as Chairman Emeritus, a non-voting advisory role to the Board,  effective upon Stockholder Approval,  so the Board and management may continue to have access to Myers’ valuable advice and direction to assist in the further development and growth of the Company on the terms herein provided, and Myers desires to provide his advisory services on the terms herein provided.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties, intending to be legally bound, agree as follows:

AGREEMENT:

SECTION 1. EFFECTIVE DATE; TRANSITION

Effective as of receipt of Stockholder Approval (such date, being the “Transition Date”),  Myers shall (a) cease to be and relinquish the voting rights, title and position of Chairman of the Board and a director of the Company, and (b) become Chairman Emeritus, a non-voting advisory role to the Board, in accordance with and pursuant to the terms of this Agreement.

SECTION 2. POWERS AND RESPONSIBILITIES

(a) Advisory Role as Chairman Emeritus. In Myers’ role as Chairman Emeritus,  he shall have such powers and duties as are provided in this Agreement and as are reasonably requested by the Board or the Company’s Chief Executive Officer (the “CEO”) on and after the Transition Date, all in accordance with and pursuant to the terms of this Agreement. Myers shall provide advisory services as an independent contractor and not as an employee, agent, or representative of the Company. Myers hereby agrees to perform, and to hold himself available to provide, upon reasonable request, such reasonable advisory services from time to time or at any time as reasonably requested by the CEO and/or Board. Myers shall not be required to spend any specific periods of time at the offices or premises of the Company or elsewhere, but shall be available to advise the CEO and Board at mutually convenient times and places upon reasonable advance notice to Myers. Any requested advisory services, when practicable, may be provided by telephone, electronically, video conference, written correspondence, e-mail or other means of communication as mutually determined appropriate by the Company and Myers. Additionally, Myers will be entitled to attend and observe all meetings of the Board (and be notified thereof concurrent with notice to Board members); provided that the Board may exclude Myers from any such meeting to the extent the Board determines doing so is necessary to comply with applicable law, to maintain legal privilege, to avoid an appearance of impropriety or conflict of interest or as otherwise determined by the Board.

(b) Term of Service as Chairman Emeritus. Subject to the terms and conditions of this Agreement, Myers shall serve as Chairman Emeritus from the Transition Date through the date of the Company’s 2024 annual meeting of stockholders (the “Term”), provided, however, that the Term shall automatically terminate upon Myers’ earlier resignation, death or disability. The Term may be extended beyond the date of the Company’s 2024 annual meeting of stockholders upon mutual agreement of the parties.

SECTION 4. COMPENSATION

(a) Compensation as Chairman Emeritus. Effective on the Transition Date, Myers’ compensation as Chairman Emeritus shall be consistent with the cash and equity compensation provided to the Chair of the Board pursuant to the Company’s 2019 Non-Employee Director Compensation Program as in effect as of the Transition Date. During the Term, Myers agrees to pay all taxes due on amounts paid to him for his services as Chairman Emeritus and is solely responsible for timely remittance to appropriate authorities of all federal, state, and local taxes and changes incident to the payment of compensation for such services. Without limitation, the parties hereto agree that the Company shall not be responsible for, nor withhold, any taxes, assessments, or other fees incurred by or on behalf of Myers with respect to his advisory services, including federal, state, and local withholding taxes. Myers will not be eligible for any termination-related compensation upon conclusion of the Term. Myers shall not be entitled to participate in any benefit programs offered to Company employees.

 (b) Expense Reimbursements. Myers shall have the right to expense reimbursements in connection with his service as Chairman Emeritus in accordance with the Company’s standard policy on expense reimbursements for non-employee members of the Board.

(c) Indemnification. The Company shall, to the maximum extent permitted by applicable law and the Company’s governing documents, indemnify Myers and hold Myers harmless from and against any claim, loss, or cause of action arising from or out of Myers’ service as Chairman Emeritus. If any claim is asserted hereunder against Myers (other than by the Company), the Company shall pay Myers’ legal expenses (or cause such expenses to be paid) on a quarterly basis, provided that Myers shall reimburse the Company, in a timely manner, for such amounts if Myers shall be found by a final, non-appealable order of a court of competent jurisdiction not to be entitled to indemnification. The indemnification obligations of the Company in this paragraph shall survive any termination of this Agreement and shall be supplemental to any other rights to indemnification from the Company to which Myers is entitled.

SECTION 4. COVENANTS BY MYERS

(a) Company Property. Upon the termination of Myers’ service for any reason or, if earlier, upon the Company’s request, Myers shall promptly return all Company Property which had been entrusted or made available to Myers by the Company, where the term “Company Property” means all records, files, memoranda, reports, price lists, customer lists, drawings, plans, sketches, keys, codes, computer hardware and software and other property of any kind or description prepared, used or possessed by Myers during Myers’ service by the Company (and any duplicates of any such Company Property) together with any and all information, ideas, concepts, discoveries, and inventions and the like conceived, made, developed or acquired at any time by Myers individually or, with others during Myers’ service which relate to the Company or its products or services.

(b) Trade Secrets. Myers agrees that Myers shall hold in a fiduciary capacity for the benefit of the Company and its affiliates and shall not directly or indirectly use or disclose any Trade Secret that Myers may have acquired (whether or not developed or compiled by Myers and whether or not Myers is authorized to have access to such information) during the term of Myers’ service by the Company or any of its predecessors for so long as such information remains a Trade Secret, where the term “Trade Secret” means information, including technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing or a process that (1) derives economic value, actual or potential, from not being generally known to, and not being generally readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (2) is the subject of reasonable efforts by the Company and any of its affiliates to maintain its secrecy. This Section 4(b) is intended to provide rights to the Company and its affiliates which are in addition to, not in lieu of, those rights the Company and its affiliates have under the common law or applicable statutes for the protection of trade secrets.

(c) Confidential Information. Myers, while providing services to the Company or its affiliates and for the three-year period thereafter, shall hold in a fiduciary capacity for the benefit of the Company and its affiliates, and shall not directly or indirectly use or disclose, any Confidential Information that Myers may have acquired (whether or not developed or compiled by Myers and whether or not Myers is authorized to have access to such information) during the term of, and in the course of, or as a result of Myers’ service by the Company or its predecessors without the prior written consent of the Board unless and except to the extent that such disclosure is (i) made in the ordinary course of Myers’ performance of his duties under this Agreement or (ii) required by any subpoena or other legal process (in which event Myers will give the Company prompt notice of such subpoena or other legal process in order to permit the Company to seek appropriate protective orders). For the purposes of this Agreement, the term “Confidential Information” means any secret, confidential, or proprietary information possessed by the Company or any of its affiliates, including trade secrets, customer or supplier lists, details of client or consultant contracts, current and anticipated customer requirements, pricing policies, price lists, market studies, business plans, operational methods, marketing plans, or strategies, product development techniques or flaws, computer software programs (including object code and source code), data and documentation data, base technologies, systems, structures and architectures, inventions and ideas, past, current and planned research and development, compilations, devices, methods, techniques, processes, financial information and data, business acquisition plans and new personnel acquisition plans (not otherwise included as a Trade Secret under this Agreement) that has not become generally available to the public, and the term “Confidential Information” may include future business plans, licensing strategies, advertising campaigns, information regarding customers or suppliers, executives, and independent contractors and the terms and conditions of this Agreement. Notwithstanding the provisions of this Section 4(c) to the contrary, Myers shall be permitted to furnish this Agreement to a subsequent employer or prospective employer.

(d) Reasonable and Continuing Obligations. Myers agrees that Myers’ obligations under this Section 4 are obligations which will continue beyond the date Myers’ service terminates and that such obligations are reasonable, fair, and equitable in scope, terms and duration, are necessary to protect the Company’s legitimate business interests, and are a material inducement to the Company to enter into this Agreement.

(e) Remedy for Breach. Myers agrees that the remedies at law of the Company for any actual or threatened breach by Myers of the covenants in this Section 4 would be inadequate and that the Company shall be entitled to specific performance of the covenants in this Section 4, including entry of a temporary restraining order in state or federal court, preliminary and permanent injunctive relief against activities in violation of this Section 4, or both, or other appropriate judicial remedy, writ or order, in addition to any damages and legal expenses which the Company may be legally entitled to recover. The Company agrees, however, to give Myers and, if known, Myers’ attorney reasonable advance notice of any legal proceeding, including any application for a temporary restraining order, relating to an attempt to enforce the covenants in this Section 4 against Myers. Myers acknowledges and agrees that the covenants in this Section 4 shall be construed as agreements independent of any other provision of this Agreement or any other agreement between the Company and Myers, and that the existence of any claim or cause of action by Myers against the Company, whether predicated upon this Agreement or any other agreement, shall not constitute a defense to the enforcement by the Company of such covenants.

(f) Securities Trading Policy. Myers agrees to comply with the Company’s Securities Trading Policy (as the same may be amended from time to time) during the Term, and thereafter if Myers has become aware of material nonpublic information during his service, until such information has become public or is no longer material.

SECTION 5. MISCELLANEOUS

(a) Notices. Notices and all other communications shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail. Notices to the Company shall be sent to:

Alimera Sciences, Inc.

6310 Town Square, Suite 400

Alpharetta, Georgia 30005

Attention: Chief Executive Officer

Facsimile: 678-990-5744

Notices and communications to Myers shall be sent to the address Myers most recently provided to the Company.

(b) No Waiver. Except for the notice described in Section 5(a), no failure by either the Company or Myers at any time to give notice of any breach by the other of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of any provisions or conditions of this Agreement.

(c) Georgia Law. This Agreement shall be governed by the laws of the state of Georgia without regard to its provisions relating to choice of law or conflicts of law. Any litigation that may be brought by either the Company or Myers involving the enforcement of this Agreement or any rights, duties, or obligations under this Agreement, shall be brought exclusively in a Georgia state court or United States District Court in Georgia.

(d) Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and any successor in interest to the Company. The Company may assign this Agreement to any affiliate or successor that acquires all or substantially all of the assets and business of the Company or a majority of the voting interests of the Company, and no such assignment shall be treated as a termination of Myers’ service under this Agreement. Myers’ rights and obligations under this Agreement are personal and shall not be assigned or transferred.

(e) Other Agreements. This Agreement replaces and merges any and all previous agreements and understandings regarding all the terms and conditions of Myers’ service to the Company, and this Agreement constitutes the entire agreement between the Company and Myers with respect to such terms and conditions.

(f) Amendment. No amendment to this Agreement shall be effective unless it is in writing and signed by the Company and by Myers.

(g) Invalidity. If any part of this Agreement is held by a court of competent jurisdiction to be invalid or otherwise unenforceable, the remaining part shall be unaffected and shall continue in full force and effect, and the invalid or otherwise unenforceable part shall be deemed not to be part of this Agreement.

(h) Litigation. In the event that either party to this Agreement institutes litigation against the other party to enforce his or its respective rights under this Agreement, each party shall pay its own costs and expenses incurred in connection with such litigation.

(i) Interpretation. The recitals to this Agreement shall be taken into account in the construction or interpretation of this Agreement. The words “include,” “includes,” and “including” are deemed to be followed by the phrase “without limitation.” The captions or headings of the Sections and other subdivisions of this Agreement are inserted only as a matter of convenience or reference and have no effect on the meaning of the provisions of those Sections or subdivisions. If the provisions of this Agreement require judicial interpretation, the parties agree that the judicial body interpreting or construing the Agreement may not apply the assumption that the terms must be more strictly construed against one party by reason of the rule of construction that an instrument is to be construed more strictly against the party that itself or through its agents prepared the instrument.

(j) Survival.  The respective indemnities, representations, warranties, agreements, and covenants of the Company and Myers contained in this Agreement shall survive the termination of this Agreement and shall remain in full force and effect.

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IN WITNESS WHEREOF, the Company and Myers have executed this Agreement in multiple originals effective as of the as of the date stated in the preamble above.

ALIMERA SCIENCES, INC.

By:  ___________________

Richard S. Eiswirth, President and CEO

Date:

MYERS

___________________

C. Daniel Myers

Date: